EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-80259; 333-14093; 333-14137; 333-144480; and 333-130598 on Form S-8 of our report dated December 15, 2006 (January 5, 2009 as to the effects of the reclassifications discussed in Note 2), relating to the consolidated financial statements and financial statement schedule of Synovis Life Technologies, Inc. and Subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the effects of the reclassification discussed in Note 2 and the change in the Company’s method of accounting for stock-based compensation by adopting Statement of Financial Accounting Standards No. 123(R), as discussed in Note 9 to the consolidated financial statements), appearing in this Annual Report on Form 10-K/A of Synovis Life Technologies, Inc. and Subsidiaries for the year ended October 31, 2008.
/s/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
April 10, 2009